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                                                      EXHIBIT 5




                               December 3, 1996



MBNA Corporation
1100 North King Street
Wilmington, Delaware 19801

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1993 (the "Act") of $600,000,000 aggregate initial offering price of debt securities (the "Debt Securities") and preferred stock, par value $.01 per share ("Preferred Stock"), which may be issued in the form of depository shares ("Depository Shares") evidenced by depository receipts ("Depository Receipts"), of MBNA Corporation, a Maryland corporation (the "Company"), I, as Executive Vice President, Secretary and General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for purposes of this opinion. Each capitalized term used herein, unless otherwise defined herein, has the meaning ascribed to it in the Registration Statement filed with the Securities and Exchange Commission as of the date hereof (the "Registration Statement").

I am admitted to the Bar of the State of Maryland and express no opinion as to the law of any jurisdiction other than the laws of the United States of America and the State of Maryland.

Upon the basis of such examination, it is my opinion that:

         (i) when the Registration Statement has become effective under the Act, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the applicable indenture, and the Debt Securities have been duly executed and authenticated in accordance with such indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

         (ii) when the Registration Statement has become effective under the Act, the terms of the Preferred Stock and of their issue and sale have been duly established by the Board of Directors in conformity with the Company's
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MBNA Corporation
December 3, 1996
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                 charter and applicable law, articles supplementary with
                 respect to the Preferred Stock have been filed and accepted for record by the State Department of Taxation and Assessment of Maryland and the Preferred Stock has been duly issued and sold as contemplated by the Registration Statement, the Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable; and

         (iii) when the Registration Statement has become effective under the Act, the terms of the Depository Shares and of their issue and sale have been duly established in conformity with applicable law, the Deposit Agreement relating to the Depository Shares has been duly executed and delivered, and the Preferred Stock which is represented by Depository Shares has been duly issued and delivered to the Depository as contemplated in (ii) above, and Depository Receipts evidencing the Depository Shares have been duly issued against the deposit of Preferred Stock in accordance with the Deposit Agreement, the Depository Receipts will be validly issued.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading "Validity of Securities" in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                               Very truly yours,



                               /s/ John W. Scheflen
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